UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Community Bank System, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Preliminary Proxy Statement—Subject to Completion, Dated March 5, 2013

5790 Widewaters Parkway
DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April [ ], 2013
To the Shareholders of Community Bank System, Inc.:

At the direction of the Board of Directors of Community Bank System, Inc., a Delaware corporation (the “Company”), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company (the “Meeting”) will be held at 1:00 p.m. on Wednesday, May 8, 2013 at the Riveredge Resort, 17 Holland Street, Alexandria Bay, New York 13607, for the following purposes:

1.	To elect five directors to the Board of Directors for stated terms;

2.	To hold an advisory vote on executive compensation;

3.	To approve an amendment to our Certificate of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 shares to 75,000,000 shares;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013; and

5.	To transact any other business which may properly come before the Meeting or any adjournment thereof.

                                By Order of the Board of Directors

                                Danielle M. Cima
                                Secretary

IMPORTANT NOTICE

Please vote your shares by one of the following methods as soon as possible, whether or not you plan to attend the Annual Meeting: (1) a toll-free telephone call, (2) the Internet, or
(3) the enclosed proxy in the postage paid envelope provided. If you hold shares through a broker or other custodian, please complete the voting instructions of that broker or custodian.
Brokers may not vote your shares on the election of directors or the advisory vote on compensation in the absence of your specific instructions as to how to vote. Please vote your shares so your vote can be counted.

5790 Widewaters Parkway
DeWitt, New York 13214-1883

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 2013

This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 1:00 p.m. on Wednesday, May 8, 2013, at the Riveredge Resort, 17 Holland Street, Alexandria Bay, New York 13607.  This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately April [ ], 2013.

The proxy materials relating to the 2013 Annual Meeting and the 2012 Annual Report are available on the Internet.  Please go to http://ir.communitybanksystem.com/docs.aspx?iid=100185 to view and obtain the materials online.

VOTING RIGHTS AND PROXIES

The Board has fixed the close of business on March 20, 2013 as the record date for determining which Shareholders are entitled to notice of, and to vote at, the Meeting.  At the close of business on the record date, [          ] shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company’s only class of voting stock.  Each share of outstanding common stock is entitled to one vote with respect to each item to come before the Meeting.  The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.

If the enclosed form of Proxy is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.  An abstention by a Shareholder with respect to a matter to be voted on will be counted for purposes of determining the presence of a quorum and will have the effect of a vote cast against the matter being voted on at the Meeting.  Any broker non-votes will be counted as being present for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter being voted on at the Meeting.

Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise.  A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company’s address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

For beneficial owners who vote their proxies by instructing their brokers or nominees, if a shareholder instructed his or her broker or nominee to vote such shares, the beneficial owner can change his or her vote only by following the broker’s or nominee’s instructions for doing so.  A beneficial owner can only change his or her vote at the Meeting if he or she has obtained a “legal proxy” from the broker or other nominee holding the shares that confirms the beneficial ownership of the shares and gives the beneficial owner the right to vote his or her shares at the Meeting.

The Company will pay its costs relating to the solicitation of Proxies.  We have retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003 to assist in soliciting Proxies for a base fee of $3,000 plus reasonable and approved out-of-pocket expenses.  Proxies may be solicited by officers, directors, and staff members of the Company personally, by mail, by telephone, or by other electronic means.  The Company will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our stock.

The Annual Report of the Company for the fiscal year ended December 31, 2012, incorporating the Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC’), is being sent to Shareholders with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as of December 31, 2012 with respect to any person known by the Company to beneficially own more than 5% of the Company’s outstanding stock.  The information included in the table is from Schedules 13G filed with the SEC by the listed beneficial owners.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,046,950 (1)	7.70%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,230,305 (2)	5.63%

(1)	Based on information contained in the referenced Schedule 13G filing, BlackRock, Inc. has sole voting and sole dispositive power with respect to all shares listed.

(2)	Based on information contained in the referenced Schedule 13G filing, The Vanguard Group, Inc. has sole voting power with respect to 60,632 shares and sole dispositive power with respect to 2,171,473 shares.

ITEM ONE:  ELECTION OF DIRECTORS AND INFORMATION WITH
RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

The first item to be acted upon at the Meeting is the election of five directors, all of whom shall hold office for three years.  Directors Mark J. Bolus, Nicholas A. DiCerbo, James A. Gabriel, Edward S. Mucenski and Brian R. Wright, whose terms are scheduled to expire as of the date of the Meeting, will stand for re-election.  The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected directors.

All Proxies in proper form which are received prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy.  In the event any nominee declines or is unable to serve, the proxy agents intend to vote for the election of a successor nominee, if any, as the Board may recommend.  All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.  The fourteen members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until they reach the mandatory retirement age in accordance with the Company’s Bylaws.  As of December 31, 2012, Paul M. Cantwell, Jr. retired from the Board in accordance with the Company’s mandatory retirement policy.

For each nominee standing for election at the Meeting and for each director of the Company whose term of office continues after the Meeting, the Nominating and Corporate Governance Committee considered the business experience set forth in the table below, as well as the additional qualifications set forth in the section “Qualifications of Directors,” to determine that such director is qualified to serve on the Board.

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

			Shares of Company Common Stock Beneficially Owned (b) as of February 28, 2013 (c)
Name and Age	Director of the Company Since	Business Experience During Past Five Years (a)	Number (d)	Percent
Nominees and Directors (for terms to expire at Annual Meeting in 2016):
Mark J. Bolus Age 47	2010	President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a regional trucking company in Scranton, Pennsylvania.	72,043(e)	*

Nicholas A. DiCerbo Age 66	1984	Attorney, law firm of DiCerbo and Palumbo, Olean, New York; Chair of the Board of the Company.	305,614(e)	.77%

James A. Gabriel Age 65	1984	Attorney, law firm of Franklin & Gabriel, Ovid, New York.	167,523.42%

			Shares of Company Common Stock Beneficially Owned (b) as of February 28, 2013 (c)
Name and Age	Director of the Company Since	Business Experience During Past Five Years (a)	Number (d)	Percent
Nominees and Directors (for terms to expire at Annual Meeting in 2016):
Edward S. Mucenski Age 65	2010	Managing Director of Pinto, Mucenski, Hooper, VanHouse & Co., P.C., Certified Public Accountants, a firm located in Potsdam, New York that provides accounting, tax and financial services.	18,463(e)	*

Brian R. Wright Age 68	2011	Attorney, special counsel with Hinman, Howard & Kattell, LLP, Binghamton, New York. Served as a director and Chairman of Wilber Corporation from 1982 until its merger with the Company in 2011.	777,922(f)	1.92%
Directors (for term to expire at Annual Meeting in 2014)
Brian R. Ace Age 58	2003	Owner and operator of Laceyville Hardware, a full service home product retail store in Laceyville, Pennsylvania.	90,799(e)	*

James W. Gibson, Jr. Age 66	2009	Prior to retirement in September 2004, partner at the firm of KPMG, LLP in New York, New York providing accounting, auditing and other related services to financial institutions and businesses in the New York area.	25,709	*

John Parente Age 46	2010	Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations, with headquarters in Wilkes-Barre, Pennsylvania since April 1, 2007.	114,199(e)	.29%

John F. Whipple, Jr. Age 57	2010	Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.	8,685(e)	*

			Shares of Company Common Stock Beneficially Owned (b) as of February 28, 2013 (c)
Name and Age	Director of the Company Since	Business Experience During Past Five Years (a)	Number (d)	Percent
Directors (for term to expire at Annual Meeting in 2015)
Neil E. Fesette Age 47	2010
President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.
			8,511(e)	*

Sally A. Steele Age 57	2003	Attorney, general practice with concentration in real estate and elder law, Tunkhannock, Pennsylvania.	82,894(e)	*

Mark E. Tryniski Age 52	2006	President and Chief Executive Officer of the Company. Prior service with the Company as Executive Vice President and Chief Operating Officer (March 2004 -July 2006) and Executive Vice President and Chief Financial Officer (July 2003 - February 2004). Prior to 2003, partner at the firm of PricewaterhouseCoopers LLP in Syracuse, New York.	232,261.58%

Alfred S. Whittet Age 69	2011
Prior to retirement, served as the President and Chief Executive Officer of Wilber Corporation from 1998 to January 2006 and Interim President and Chief Executive Officer from August 2010 to April 2011.  Served as a director of Wilber Corporation from 1997 until its merger with the Company in 2011.
			8,939(f)	*

James A. Wilson Age 67	2009	Prior to retirement in April 2008, principal at the accounting firm of Parente Randolph, LLC in Wilkes-Barre, Pennsylvania providing accounting, auditing and other related services to financial and business institutions throughout Pennsylvania.	14,735	*

		Shares of Company Common Stock Beneficially Owned (b) as of February 28, 2013 (c)
Name and Age	Business Experience During Past Five Years (a)	Number (d)	Percent
The following information summarizes the security ownership of named executive officers of the Bank who are not directors:
Scott A. Kingsley Age 48	Executive Vice President, Chief Financial Officer. Prior to August 2004, Vice President and Chief Financial Officer of Carlisle Engineered Products, Inc.	97,113	*

Brian D. Donahue Age 57	Executive Vice President and Chief Banking Officer.	111,340.28%

George J. Getman Age 56	Executive Vice President and General Counsel. Prior to January 2008, member of Bond, Schoeneck & King, PLLC.	47,816	*

Joseph F. Serbun Age 52	Senior Vice President and Chief Credit Officer. Prior service with the Company as Vice President and Commercial Team Leader (January 2008 – June 2010). Prior to January 2008, Vice President at JPMorgan Chase Bank in Syracuse, New York.	9,389	*

Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (18 persons)		2,193,955	5.43%

*	Represents less than .25% of the Company’s outstanding shares.

(a)
Other than (1) Mr. Tryniski who has served as a director of CONMED Corporation since 2007, (2) Mr. Whittet who served as a director of The Wilber Corporation (“Wilber”) since 1997 until Wilber merged with the Company in 2011, and (3) Mr. Wright who served as director of Wilber since 1982 until Wilber merged with the Company in 2011, no nominee or continuing director of the Company holds a directorship with any public company (other than the Company) which is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), or with any company which is a registered investment company under the Investment Company Act of 1940.

(b)
Represents all shares as to which the named individuals possessed sole or shared voting or investment power as of February 28, 2013.  Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or director.  The share ownership numbers for certain directors include shares that would be issuable upon exercise of “Offset Options” granted to these directors in order to reduce the Company’s liability under its Stock Balance Plan.  The purpose of the Offset Options is explained in the section entitled “Compensation of Directors.”  See footnote “(d)” to this table for the number of currently exercisable stock options (including, without limitation, Offset Options) held by specific directors.

(c)
The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 5,328 shares jointly with his wife, his wife holds 121 shares, and 16,957 shares are held in the name of Laceyville Hardware, of which Mr. Ace is owner; Mr. Bolus holds 41,579 shares jointly with his wife, 5,507 shares as Trustee of the Mark Bolus Trust, and his children hold 683 shares; Mr. DiCerbo holds 75,458 shares jointly with his wife, 873 shares are held in his wife’s IRA account, and 101,767 shares are held in the name of the law partnership of DiCerbo and Palumbo; Mr. Donahue is the beneficial owner of 5,096 shares held by the Company’s 401(k) Plan; Mr. Getman’s wife holds 895 shares and he is the beneficial owner of 2,479 shares held by the Company’s 401(k) Plan; Mr. Gibson holds 6,000 shares jointly with his wife; Mr. Kingsley is the beneficial owner of 2,849 shares held by the Company’s 401(k) Plan; Mr. Mucenski holds 1,819 shares jointly with his wife, his wife holds 505 shares and 6,639 shares are held in his 401(k) account; Mr. Parente’s children hold 52,500 shares; Mr. Serbun is the beneficial owner of 1,922 shares held by the Company’s 401(k) Plan; Ms. Steele holds 35,765 shares jointly with her husband, 2,320 shares are held in Ms. Steele’s 401(k) account, and 1,220 shares are held in Ms. Steele’s simplified employee pension plan; Mr. Tryniski is the beneficial owner of 12,717 shares held by the Company’s 401(k) Plan; and Mr. Whittet holds 3,804 shares as Co-Trustee of the Family Wealth Trust.

(d)
Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of February 28, 2013, through exercise of stock options issued by the Company: Mr. Ace, 53,886 shares; Mr. Bolus, 8,416 shares; Mr. DiCerbo, 74,910 shares; Mr. Donahue, 76,543 shares; Mr. Fesette, 8,416 shares; Mr. Gabriel, 89,943 shares; Mr. Getman, 28,040 shares; Mr. Gibson, 17,709 shares; Mr. Kingsley, 74,171 shares; Mr. Mucenski, 8,416 shares; Mr. Parente, 8,416 shares; Ms. Steele, 43,607 shares; Mr. Serbun, 5,024 shares; Mr. Tryniski, 158,415 shares; Mr. Whipple, 8,416 shares; Mr. Whittet, 4,566 shares; Mr. Wilson, 8,416 shares; and Mr. Wright 4,566 shares.  These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(e)
In addition to the number of shares of common stock reported as beneficially owned, the following directors have elected to defer cash director fees under the director deferred compensation plan resulting in such directors holding at risk share equivalent units, which are subject to fluctuations in the market price of the Company’s stock, in the following amounts as of February 28, 2013:  Mr. Ace, 24,186 units; Mr. Bolus 305 units; Mr. DiCerbo, 54,696 units; Mr. Fesette 5,262 units; Mr. Mucenski 4,978 units; Mr. Parente 2,257 units; Ms. Steele, 22,666 units; Mr. Whipple, 9,556 units, and Mr. Whittet, 2,275 units.

(f)	Pursuant to the Agreement and Plan of Merger, dated October 22, 2010, by and between the Company and Wilber, Messrs. Whittet and Wright were nominated to the Board.

CORPORATE GOVERNANCE

The Company maintains a corporate governance section on its website which contains our principal governance documents including the Company’s Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company’s Whistleblower Policy, and the Committee Charters for the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee.  These corporate governance documents are available on our website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 or a copy will be provided free of charge to any shareholder or interested party who requests a copy from the Company.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board of Directors to be comprised of at least a majority of independent directors.  The Board has determined that 12 of the 14 directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.  To assist it in determining director independence, the Board uses standards which conform to, or are more exacting than, the NYSE independence requirements.  Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless, within the preceding three years: (i) the director was employed by the Company or received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv).  In determining whether a director is independent, the Board reviews the stated standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.

Based on these independence standards, the Board determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during such year and continue to be deemed independent by the Board:  Brian R. Ace, Mark J. Bolus, Paul M. Cantwell, Jr. (retired), Neil E. Fesette, James A. Gabriel, James W. Gibson, Jr., Edward S. Mucenski, John Parente, Sally A. Steele, John F. Whipple, Jr., Alfred S. Whittet, James A. Wilson, and Brian R. Wright.

In reviewing the independence of Neil E. Fesette, James A. Gabriel, and Sally A. Steele, the Board considered the transactions described in the section entitled “Transactions with Related Persons.”  The Board determined that the disclosed transactions were at market terms and pricing, consistent with the best interests of the Company and, based on the nature of the transactions, would not interfere with the exercise of such director’s independent judgment.

Board Leadership Structure

The Company’s long-standing practice is to have a separation of the position of Chair of the Board and Chief Executive Officer.  In addition, the Company maintains a Lead Director structure to provide an additional source of independent leadership for the Board in the event the Chair of the Board is not deemed to be an independent director.  The Chair of the Audit Committee will serve as the Lead Director of the Board and preside at executive sessions of the Board unless the independent directors select a different independent director to serve as the Lead Director.

The duties of the Lead Director include, but are not limited to, the following: (i) presiding at all meetings of the Board at which the Chair is not present and at executive sessions of the Board, (ii) serving as a liaison between the Chair and the independent directors, (iii) making recommendations and approving matters to be considered by the Board including agenda items, information to be provided to the Board and the schedule of meetings, (iv) authority to call meetings of the independent directors, and (v) serving as an independent point of contact for Shareholders wishing to communicate with the Board.

Both the Board Chair and Committee Chairs are subject to four year term limits, unless waived by the Board, providing for continuous development of strong leadership qualities on the Board.  In addition, the Company encourages Committee Chairs and directors to participate in continuing board education opportunities and includes educational opportunities as a component of Board meetings over the course of each year.

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive sessions at the end of Board and Committee meetings as appropriate on a regular basis, without the Company’s management and non-independent directors present, to facilitate full discussion of important matters.  The Lead Director presides over these executive sessions of the Board.

Board Committees

Among its standing committees, the Company has an Audit, Compliance and Risk Management Committee (“Audit Committee”), a Compensation Committee and a Nominating and Corporate Governance Committee (“Corporate Governance Committee”).  As described more fully in the Audit Committee Report contained in this Proxy Statement, the Audit Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees risk management functions, and selects the Company’s independent auditors.  The Audit Committee held nine meetings during 2012, and its present members are Directors James A. Wilson (Chair), James W. Gibson, Jr., Edward S. Mucenski, John Parente, and John F. Whipple, Jr.  The Board has determined that each of the Audit Committee’s members is independent as defined by the NYSE Rules.

The Company’s Compensation Committee reviews and makes recommendations to the Company’s and the Bank’s Boards regarding compensation and employee benefits matters.  As described more fully in the section entitled “Compensation Discussion and Analysis,” the Compensation Committee reviews the compensation of employees in the aggregate, and the salaries and performance of named executive officers are reviewed individually.  The Compensation Committee held six meetings in 2012, and its present members are Directors Mark J. Bolus (Chair), Brian R. Ace, James W. Gibson, Jr., and Edward S. Mucenski.  Director Alfred S. Whittet has rotated off the Compensation Committee and is chair of the Bank’s Trust Committee.  The Board has determined that each of the Compensation Committee’s members is independent as defined by the NYSE Rules.

The Company’s Corporate Governance Committee evaluates and maintains corporate governance policies and makes recommendations to the Board for nominees to serve as directors.  The Corporate Governance Committee will consider written recommendations by Shareholders for nominees to serve on the Board which are sent to the Secretary of the Company at the Company’s main office.  The Corporate Governance Committee held two meetings in 2012, and its present members are Directors Neil E. Fesette (Chair), Brian R. Ace, John F. Whipple, Jr., James A. Wilson, and Brian R. Wright.  The Board has determined that each of the Corporate Governance Committee’s members is independent as defined by the NYSE Rules.  The Corporate Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and free of charge in print to any Shareholder or interested party who requests it.

The President and Chief Executive Officer of the Company serves as a non-voting ex officio member of all Board committees except the Audit Committee, the Compensation Committee, and Corporate Governance Committee, and receives no compensation for serving in this capacity.

Qualification of Directors

In considering candidates for the Board, the Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials.  Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad and relevant experience; integrity; sound and independent judgment; experience and knowledge of the business environment and markets in which the Company operates; business acumen; and willingness to devote adequate time to Board duties.  The Corporate Governance Committee considers diversity, but does not have a specific policy, in the context of the Board as a whole including personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.  The Board believes that each director should have an understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors.  Prior to nominating an existing director for re-election to the Board, the Board and the Corporate Governance Committee consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the director brings to the composition of the Board as a whole.

In selecting directors and nominees to serve on the Company’s Board, the Corporate Governance Committee considered each individual’s business experience set forth below and the foregoing qualifications.  In addition, the Corporate Governance Committee considered each individual’s experience and knowledge of the banking and financial services industry, knowledge of and standing in key geographic markets in which the Company operates, experience and knowledge with the organization, business model and strategic plans related to the Company’s success, independence in judgment and regulatory standards, special skills relevant to overall composition of the Board, including financial and accounting expertise, service with public companies, and experience in real estate and commercial finance.  The Corporate Governance Committee and the Board believe that each director and nominee brings his or her own particular expertise, knowledge and experience that provides the Board as a whole with the appropriate mix of skills, characteristics and attributes to work together and fulfill the Board’s oversight responsibilities to the Company’s Shareholders.

The Company’s Bylaws and Corporate Governance Guidelines provide for (i) a mandatory retirement age of 70, (ii) advance notice prior to serving on another public company board, and (iii) review of continued board membership in the event of a significant change in the responsibilities or job position of a director.

The following information describes the experience and attributes held by each member of the Board relevant to his or her qualifications to serve on the Board:

Mr. Ace has 20 years of experience serving as a director of national banks.  As the President of Laceyville Hardware, he has significant experience operating a business in Northeast Pennsylvania and is familiar with the business environment in Northeast Pennsylvania.  Mr. Ace is thoroughly familiar with the duties and responsibilities of public company compensation committees and has served as Chair of the Company’s Compensation Committee for five years.

Mr. Bolus has 25 years of management experience in the freight transportation industry and currently serves as the President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a trucking company serving the Northeastern region of the United States from Scranton, Pennsylvania.  He has extensive knowledge of the economic and business environment in Northeast Pennsylvania, a key geographic market for the Company.

Mr. DiCerbo currently serves as the Chair of the Company’s Board.  He has more than 27 years experience as a member of public company boards and has developed extensive experience in banking through his service on the Company’s Board and as a partner of the DiCerbo & Palumbo law firm representing banks and financial institutions on a variety of matters.  Mr. DiCerbo chaired the Company’s Strategic and Executive Committee for over 10 years and has developed significant mergers and acquisition expertise during his tenure.

Mr. Fesette is the President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.  He has extensive expertise in the real estate market in Upstate New York and in key geographic markets where the Company operates.

Mr. Gabriel has more than 27 years experience as a member of public company boards of directors and developed significant expertise during his career as an attorney with banking services, lending, and real estate transactions.  He served as Chair of the Board for 7 years during a period of rapid growth of the Company and has significant knowledge and experience relating to banking matters generally and specifically with respect to the Company’s operations and its related financial services businesses.

Mr. Gibson is a retired partner of KPMG, LLP in New York, New York and has extensive experience with national and regional banks.  During his 33 years of service as a certified public accountant at KPMG, LLP, Mr. Gibson was responsible for overseeing accounting, auditing and other related services to financial institutions located in Upstate New York, the Ohio Valley region and metropolitan New York.  Mr. Gibson is thoroughly familiar with the duties and responsibilities of audit and compensation committees of public companies.

Mr. Mucenski is the Managing Director of Pinto, Mucenski, Hooper, VanHouse & Co., PC, a certified public accounting firm located in Potsdam, New York.  Mr. Mucenski is a certified public accountant and provides accounting, tax and financial services advice to a variety of clients in the Northern New York region.  Through his professional activities and service on a number of not-for-profit boards, Mr. Mucenski has expertise in the health care industry and is very familiar with the Northern New York region, a significant geographic market for the Company.

Mr. Parente is the Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations headquartered in Wilkes-Barre, Pennsylvania.  He also has broad business and management experience with manufacturing businesses and served as a founding director of a bank located in Pennsylvania before joining the Company’s Board.  Through his business activities, Mr. Parente has extensive experience with the economic environment in Northern Pennsylvania.

Ms. Steele has more than 20 years of experience serving as a director of national banks.  Ms. Steele is thoroughly familiar with corporate governance responsibilities of public company boards of directors with experience chairing the Company’s Nominating and Corporate Governance Committee.  Ms. Steele also has extensive experience in her legal practice with natural gas drilling in the Marcellus Shale region of Pennsylvania and the economic impact of such activities in key markets for the Company.

Mr. Tryniski has served as the President and Chief Executive Officer of the Company since 2006, and previously served the Company in the positions of Chief Operating Officer and Chief Financial Officer.  Prior to joining the Company in 2003, Mr. Tryniski was a partner of PricewaterhouseCoopers LLP where he gained extensive experience in the financial service industry, manufacturing and a broad array of business sectors.  Mr. Tryniski also serves as a director of a medical technology public company.  The Board believes that a representative of management should be a member of the Board.  As the current President and Chief Executive Officer of the Company, Mr. Tryniski is familiar with all of the Company’s businesses and can provide insight to the Board on all aspects of the Company’s business.

Mr. Whipple is the Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.  Mr. Whipple is a certified public accountant with over 30 years of experience in advising Western New York businesses and individuals on tax planning, structuring of business transactions, financing transactions and strategic planning for businesses.

Mr. Whittet has more than 20 years experience serving as the President and a director of Wilber National Bank prior to his retirement.  With his extensive experience in banking and managing bank operations, he is able to provide considerable input and perspective on loan and credit functions, wealth management and trust functions, regulatory and compliance matters, and banking operations in general.

Mr. Wilson has more than 30 years experience serving as a certified public accountant prior to retiring as the director of the financial institution practice group of the accounting firm of Parente Randolph, LLC in Wilkes-Barre, Pennsylvania.  While at Parente Randolph, LLC, he was responsible for overseeing accounting, auditing and other related services to financial institutions and other businesses throughout Pennsylvania.  Through his prior professional activities, Mr. Wilson has extensive experience with auditing banks and financial institutions, and is thoroughly familiar with SEC reporting requirements and the duties and responsibilities of the audit committees of public companies.

Mr. Wright has more than 25 years of experience and service as a director and Chairman of Wilber National Bank and The Wilber Corporation (“Wilber”) before joining the Company’s Board in 2011 with the merger of Wilber into the Company.  He has extensive experience as a director and chairman of a national bank in overseeing all aspects of the operations of a financial institution and, as an attorney, he has significant knowledge of corporate governance, regulatory and business combination matters.  He served as a Trustee of Hartwick College in Oneonta, New York for 25 years and was recently awarded emeritus trustee status.  His long involvement in the Oneonta and Greater Binghamton communities provides Mr. Wright considerable familiarity with these markets.

Communication with Directors

Shareholders and any interested parties may communicate directly with the Board of the Company by sending correspondence to the address shown below.  In addition, Shareholders or interested parties may contact or communicate with the Company’s Lead Director, James A. Wilson, as a representative of the independent directors in the same manner.  The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken.  If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that director.  Correspondence addressed to a specific director will be delivered to the director promptly after receipt by the Company.  The director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:

Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York 13214-1883

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for senior executives of the Company.  The guidelines require (i) the Chief Executive Officer to own shares of Company common stock and share equivalents equal to the lesser of two times his base salary or 45,000 shares, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to the lesser of one times their base salary or 15,000 shares.  Senior executive officers are required to retain shares received from stock option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements.  All executive officers are in compliance with, and exceed, the requirements of the stock ownership guidelines.

The Board has also adopted stock ownership guidelines for directors of the Company.  The guidelines require each director to own shares of Company common stock and share equivalent units equal in value to the lesser of $125,000 or 10,000 shares within six years of becoming a director.  Under the guidelines, the qualifying share equivalent units consist of at risk units resulting from directors’ deferment of cash director fees under the deferred compensation plan.  In addition, new directors are required to hold at least 2,000 shares within one year of joining the Board.  All directors are in compliance with the requirements of the stock ownership guidelines or are anticipated to achieve the ownership requirements within the required time period.

Board’s Role in Risk Management Oversight

The Company’s Board performs its risk oversight function in several ways.  The Board establishes standards for risk management by approving policies that address and mitigate material risks.  This includes policies addressing credit risk, interest rate risk, investment risks, liquidity risks, operational risks, strategic risks and compliance/legal risks, among other matters.  The Board also reviews and monitors enterprise risks through various reports presented by management, internal and external auditors and regulatory examiners.

The Board conducts certain risk oversight activities through its committees which oversee specific areas.  The Audit Committee risk management oversight functions include: approving and reviewing the engagements and periodic reports of the Company’s independent auditor and internal audit department; reviewing periodic reports on risks related to bank compliance, information technology, credit review, security, Sarbanes-Oxley compliance, enterprise risk management, and reviewing our corporate insurance program annually.  The Compensation Committee reviews and considers risks related to the Company’s compensation policies, including incentive plans to determine whether these plans subject the Company to excessive risks.  The Corporate Governance Committee considers only director candidates with appropriate experience and temperament and continues to ensure appropriate corporate governance policies are in place.  Finally, the Bank’s Loan/ALCO Committee oversees and reviews periodic reports from management on lending activities, asset quality and the investment portfolio.

Compensation of Directors

As directors of both the Company and the Bank, Board members receive an annual retainer of $25,000 and $1,250 for each Board meeting they attend, and committee members receive $1,000 for each committee meeting they attend.  Any executive officer serving on the Board does not receive an annual retainer or compensation for attending Board and committee meetings.  The Chair of the Board receives a retainer of $55,000 for serving in that capacity, as well as Board meeting fees for the meetings he attends.  The Chairs of the Audit Committee and the Loan/ALCO Committee receive an annual retainer of $7,500; the Chairs of the Compensation Committee, Corporate Governance Committee, and the Strategic/Executive Committee each receive an annual retainer of $5,000; and the Chair of the Trust Committee receives an annual retainer of $2,500.  The Company pays the travel expenses incurred by each director in attending meetings of the Board.

The Compensation Committee of the Board engaged an independent compensation consultant in 2012 to review and provide advice with regard to the structure and level of compensation to Board members.  The purpose of the engagement was to assess whether the current Board compensation program is competitive and appropriate and to understand emerging practices and considerations for potential areas of modification.  Following the review and assessment there were no recommendations to modify the Board’s compensation program.

The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.  The following table summarizes the annual compensation paid to each non-employee director for his or her service to the Board and its committees in 2012.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
Brian R. Ace	$59,417	$29,227	$1,727	$90,371
Mark J. Bolus	$61,083	$29,227	$0	$90,310
Paul M. Cantwell, Jr.	$56,000	$29,227	$2,899	$88,126
Nicholas A. DiCerbo	$80,000	$29,227	$10,780	$120,007
Neil E. Fesette	$60,750	$29,227	$0	$89,977
James A. Gabriel	$66,750	$29,227	$12,066	$108,043
James W. Gibson, Jr.	$63,750	$29,227	$0	$92,977
Edward S. Mucenski	$64,750	$29,227	$0	$93,977
John Parente	$59,750	$29,227	$0	$88,977
Sally A. Steele	$61,000	$29,227	$1,727	$91,954
John F. Whipple, Jr.	$56,000	$29,227	$0	$85,227
Alfred S. Whittet	$58,500	$29,227	$0	$87,727
James A. Wilson	$64,750	$29,227	$0	$93,977
Brian R. Wright	$50,250	$29,227	$0	$79,477

(1)	Mark E. Tryniski, President and Chief Executive Officer, does not receive any compensation for his service as a director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table.

(2)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC
Topic 718 for equity awards granted in 2012 pursuant to Community Bank System, Inc.’s 2004 Long-Term Incentive
Compensation Program.  The option award was made and vested on March 21, 2012, and the exercise price is $28.78.
As of December 31, 2012, each director had the following number of options outstanding:  Mr. Ace 53,886;
Mr. Bolus 8,416; Mr. Cantwell 51,889 (retired); Mr. DiCerbo 85,189; Mr. Fesette 8,416; Mr. Gabriel 89,943;
Mr. Gibson 17,709; Mr. Mucenski 8,416; Mr. Parente 8,416; Ms. Steele 43,607; Mr. Whipple 8,416; Mr. Whittet, 4,566;
Mr. Wilson 8,416; and Mr. Wright 4,566.

(3)
The amounts in this column represent the aggregate change in the value of the director’s Stock Balance Plan, a nonqualified plan which is described below.  The Board, upon recommendation of the Compensation Committee, took action to freeze benefits under this plan effective December 31, 2009. No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the directors.
Under the Deferred Compensation Plan, a director may choose to have his or her retainer and committee fees deferred to a future pre-determined date pursuant to the plan.  Contributions are deemed to be invested in
Company common stock which is deemed to earn dividends at the same rate as paid on actual shares.

Directors may elect to defer all or a portion of their director fees pursuant to a deferred compensation plan for directors.  Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”).  The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of the Company’s common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding.  On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five or ten year period.  The effect of the plan is to permit directors to invest deferred director fees in Company stock, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price.  To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of the Shareholders.  Directors currently participating in the plan hold at risk share equivalent units (based on cash fees directors have deferred under the plan), which are subject to market price fluctuations in the company’s stock in the following amounts as of December 31, 2012: Mr. Ace, 23,740 units; Mr. Cantwell, 2,791 units (retired); Mr. DiCerbo, 54,151 units; Mr. Fesette 4,952 units; Mr. Mucenski, 4,714 units; Mr. Parente, 2,236 units; Ms. Steele, 22,191 units; Mr. Whipple 9,468 units; and Mr. Whittet, 2,111 units.

Consistent with aligning director compensation with the long-term interests of Shareholders, Community Bank System, Inc.’s 2004 Long-Term Incentive Compensation Program (the “2004 Incentive Plan”) allows for the issuance of Non-Statutory Stock Options to nonemployee directors.  The Board believes that providing Non-Statutory Stock Options to nonemployee directors is consistent with the Company’s overall compensation philosophy by more closely aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and enabling the Company to continue to attract qualified individuals to serve on the Board.

Under the 2004 Incentive Plan, each nonemployee director is eligible to receive an annual stock option grant at the same time that equity awards are granted to executive officers in an amount determined by the Compensation Committee.  Each option granted to a nonemployee director is granted at an option price per share equal to the fair market value on the date of grant, and is exercisable on the date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a director within six months of the grant.  Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause (as defined in the 2004 Incentive Plan).  The number of shares of common stock which are subject to the option grant is based upon the performance of the Company for that year including the achievement of specified Company objectives and improvement in earnings per share targets for the Company.  Pursuant to the 2004 Incentive Plan, each eligible nonemployee director received an option to purchase 4,566 shares on March 21, 2012.

Also, to align director compensation with the long-term interests of Shareholders, effective January 1, 1996, the Board adopted a “Stock Balance Plan” for nonemployee directors of the Company who had completed at least six months of service as director.  The plan established an account for each eligible director.  Amounts credited to those accounts reflect the value of 400 shares of Company common stock for each year of service between 1981 and 1995 at the December 31, 1995 market value, plus an annual amount equal to 400 additional shares of common stock beginning in 1996, plus an annual earnings credit equal to the most recent year’s total return on the Company’s common stock.  Each director’s account balance does not vest until completion of six years of service and is payable in the form of a lifetime annuity or, at the election of the director, monthly installment payments over a three, five, or ten year period following the later of age 55 or disassociation from the Board and is forfeitable in the event of termination from the Board for cause.  The Board, upon the recommendation of the Compensation Committee, froze benefits under the Stock Balance Plan as of December 31, 2009.

Transactions With Related Persons

Various directors, executive officers and other related persons of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank.  All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its directors, executive officers and other related persons on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.

During the year ended December 31, 2012, the law firm of Franklin & Gabriel, owned by director James A. Gabriel, provided legal services to the Bank’s operations in its Finger Lakes markets; the law firm of DiCerbo & Palumbo, of which Director Nicholas A. DiCerbo is a partner, provided legal services to the Bank’s operations in its Southern Region markets; the law firm of Cantwell & Cantwell, owned by retired Director Paul M. Cantwell, Jr., provided legal services to the Bank’s operations in its Northern Region markets; and Director Sally A. Steele provided legal services and related residential loan closing services through her law firm and related entities to the Bank’s operations in its Pennsylvania markets.  All of these relationships and transactions relate to the provision of legal services in connection with, and in support of, the Bank’s lending business in local and regional markets where the law firms are established and well-recognized in the communities.  For services rendered during 2012 and for related out-of-pocket disbursements, the law firm of DiCerbo & Palumbo received approximately $537,590 from the Bank for transactional and specialized commercial legal services and related loan closings with customers of the Bank.  For services rendered during 2012 and for related out-of-pocket disbursements, the law firm of Franklin & Gabriel received approximately $108,325 from the Bank for transactional and specialized commercial legal services and related loan closings with customers of the Bank.  During 2012, the firms of Cantwell & Cantwell and Sally A. Steele each received less than $100,000 from the Bank for services related to loan closings in the relevant market area.  In 2012, in connection with a pre-existing arrangement, the Bank’s advertising agency purchased advertising space from a company affiliated with Director Neil E. Fesette in a total amount of $17,821.  No advisory services were provided in connection with the purchase of this advertising.  These relationships are expected to continue in 2013 subject to review of such relationships in accordance with the Company’s related person transaction policy.  Pursuant to the terms of its written charter, the Audit Committee is responsible for reviewing and approving related party transactions involving the Company or the Bank.  All of the related person transactions with the named directors were reviewed and approved by the Audit Committee after the Audit Committee determined that the transactions were performed at market terms and pricing and were consistent with the best interests of the Company.

The Company has a written policy, administered by the Audit Committee, which provides procedures for the review and approval of related party transactions involving directors, executive officers, director nominees, and other related persons.  In deciding whether to approve such related party transactions, the Audit Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company.  For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest.  Related persons include executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the forgoing persons, and any firm, corporation or other entity in which any of the forgoing persons has a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

Brian R. Ace, Mark J. Bolus, James W. Gibson, Jr., Edward S. Mucenski and Alfred S. Whittet served on the Compensation Committee for all or part of 2012.  There were no Compensation Committee interlocks or insider (employee) participation during 2012.

Director Meeting Attendance

The Board of Directors held eight regular meetings and two special meeting during the fiscal year ended December 31, 2012.  During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.

The Company encourages all directors to attend each Annual Meeting of Shareholders.  All of the directors attended the Company’s Annual Meeting of Shareholders held on May 9, 2012.

Code of Ethics

The Company has a Code of Ethics for its directors, officers and employees.  The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company.  In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.

The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions.  This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.

The text of each Code is posted on the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and is available in print to any Shareholder or interested party who requests it.  The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section contains a description and analysis of the Company’s executive compensation policies and practices.  The Compensation Committee of the Board of Directors reviews and administers the Company’s compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables (the “named executives”).  The Compensation Committee consists of four members of the Board, each of whom are independent, non-employee directors.

In administering compensation policies and practices, the Committee seeks to (i) link pay and performance with Company executives having the opportunity to earn total compensation commensurate with the Company’s performance, (ii) align executives’ interests with those of our Shareholders, (iii) retain key executive talent, and (iv) ensure our compensation policies, and incentive plans, do not motivate excessive risk taking.

The Compensation Committee’s written Charter is available at the Company’s website http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print to any person who requests a copy.

Executive Summary

Despite a modestly improving, but still continuing challenging economic environment, the Company delivered strong operating performance in fiscal year 2012.  The Company continued to exhibit positive trends in many areas including profitability, credit quality, expense management and total shareholder return:

	2012	2011	Percentage Change
Net Interest Income	$230.4 million	$209.4 million	10.0%
Net Income	$77.1 million	$73.1 million	5.5%
Diluted Earnings per Share	$1.93	$2.01	(4.0%)
Non-performing Loans/ Total Loans	.75%	.90%	(16.7%)
Dividends Declared per Share	$1.06	$1.00	6.0%

Total shareholder returns were 17.8% for three years and 2.3% for one year.  Other 2012 milestones included the successful acquisition and integration of 16 HSBC Bank USA, N.A. branches and three First Niagara Bank, N.A. branches in our core Upstate New York markets in the third quarter.  In September, the Company increased its quarterly cash dividend to shareholders by 3.8%, to $0.27 per share, marking its twentieth (20th) consecutive year of annual increases.  The increase earned the Company the distinction of being one of 14 companies to become a new member of the S&P 1500 Dividend Aristocrats Index in 2012, signifying it has raised its annual regular cash dividend payment for at least 20 consecutive years.

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”).  At the Company’s annual meeting of shareholders held in May 2012, over 95% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of our executive compensation program.  The Compensation Committee believes this vote affirms the shareholders’ support of the Company’s approach to executive compensation; however, the Committee will continue to oversee the executive compensation programs consistent with the objectives set forth herein and consider the outcome of the Company’s future say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for the named executive officers.

The Company took the following compensation actions in 2012 with regards to its named executives:

•
Paid annual incentive awards at the level of 87.5% of the target amount based on the determination that the Company’s performance was below pre-established performance goals, as described on pages 25 through 26;

•
Continued to grant long-term incentive/equity grants that are predominantly performance based, including stock options that require stock price appreciation and performance vested restricted stock that vests based on our three year performance tied to total shareholder returns and return on equity, as described on pages 26 through 27; and

•
Adopted an anti-hedging policy in advance of the Dodd–Frank Wall Street Reform and Consumer Protection Act’s (the “Dodd-Frank Act”) disclosure rules, as set forth in the Recent Developments section on page 29.

Roles of Compensation Committee, Compensation Consultant and Executive Officers

The Compensation Committee is responsible for the development, oversight and administration of the Company’s compensation and benefit programs.  In carrying out its duties, the Committee reviews and approves the Company’s goals and objectives with respect to the CEO and other executive management and seeks to align compensation with the Company’s business objectives and performance.  The Compensation Committee also evaluates the performance of the CEO and the other executives in light of such goals and objectives and determines their compensation level based on such evaluation.  The Committee also oversees the administration of broad-based compensation plans for the Company and its subsidiary entities, the review of succession planning for key positions in the Company, and the review and approval of executive employment agreements subject to approval by the Board.

The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the ability pursuant to its charter to select and retain the services of independent compensation consultants in its the sole authority.  During 2011 and 2012, the Committee retained the executive compensation firm of Pearl Meyer & Partners (“PM&P”) to serve as its independent consultant, providing information and advice related to executive and Board compensation.  During this period, PM&P has: (i) assessed the Company’s executive compensation and performance compared to peers, (ii) reviewed CEO pay and performance alignment, and (iii) made recommendations related to incentive plan targets.  PM&P presented the results of its reviews and recommendations to the Compensation Committee in October 2011 for the Committee’s use in confirming the appropriateness of the Company’s executive compensation compared to market and performance.  PM&P’s review found that overall the Company’s executive compensation levels were below market for base salaries, at approximately median for total cash compensation, and below market for total cash and equity compensation.  PM&P’s compensation findings were used by the Compensation Committee in reviewing executive compensation matters for 2011 and 2012 as noted in sections below.  Also, the Committee retained PM&P in 2012 to review and provide advice on the structure and level of compensation for the Board members.  The purpose of the engagement was to assess whether the current Board compensation program is competitive and appropriate and to understand emerging practices and considerations for potential areas of modification.  Following the review and assessment there were no recommendations to modify the Board’s compensation program.

The Committee has assessed the independence of PM&P pursuant to SEC rules and concluded that no conflict of interest exists that would prevent PM&P from service as an independent consultant to the Committee.  PM&P provided no services to the Company or its management other than services related to the Company’s compensation programs.

Although the Compensation Committee makes independent determinations on all matters related to compensation of the named executives utilizing executive sessions without management present, certain members of management are requested to attend and provide input to the Committee throughout the year.  The Compensation Committee receives input from Company management, including the CEO, Chief Financial Officer (“CFO”), Chief Human Resources Officer, General Counsel and others as needed to ensure that it has the information and perspective needed to carry out its duties.

At the beginning of each fiscal year, the Compensation Committee discusses the Company’s performance and sets performance goals and objectives with the input and recommendation of the CEO for the Company’s Management Incentive Plan (“MIP”).  In monitoring performance, the Committee receives information from the Company’s CFO about the financial performance of the Company during the course of the year and progress in achieving the objectives established for the Company under the MIP plan.  The Committee uses such information in monitoring performance and ultimately determining the annual incentive compensation awards earned by the executives under the MIP plan.

Philosophy and Objectives

The Company’s ability to attract and retain talented employees and executives with the skills and experience to develop and execute business opportunities is essential to its success and providing value to its Shareholders.  The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters.  First, compensation is targeted to be near the median of the market.  Second, when we exceed our performance goals and peers, our total compensation is designed to reward employees with pay above median  Similarly, if our performance does not meet our goals or falls below our peers, our compensation is designed to fall below median.  To support this pay-performance alignment, a significant amount of our executives’ total compensation is incentive based and tied to the achievement of Company performance goals and long-term shareholder value.  We believe pay-performance alignment should be evaluated over a multiple year period since much of our pay is related to longer-term performance results.

The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program to promote the achievement of the Company’s long-term growth goals, including improvement in earnings per share (“EPS”) each year, improvement in return on equity and achievement of total shareholder returns at or above our peer group’s returns.  EPS is generally defined as the Company’s net income divided by the weighted average number of shares outstanding during that period.  We believe EPS reflects the best measurement of the Company’s performance and progress towards continuously increasing Shareholder value.

The Company’s executive compensation program seeks to:

1.           Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that emphasize overall Company and group performance;

2.           Provide incentives to increase Shareholder value by:

•	aligning incentive compensation to financial and non-financial performance measures tied to creation of Shareholder value, and
•	utilizing equity-based compensation to encourage our executives to have an ownership perspective and align their interests with those of the Company’s Shareholders;

3.           Manage compensation costs through the use of performance-based compensation tied to corporate and individual performance criteria focused on sustainable long-term earnings growth of the Company;

4.           Structure compensation criteria so that achievement of corporate and individual goals do not encourage excessive risk taking;

5.           Prohibit any tax gross-up provisions in employment related agreements and limit perquisites and personal benefits to those that support the business function of the executive; and

6.           Require named executives to retain substantial amounts of the Company’s stock in proportion to such named executive’s position with the Company pursuant to its stock ownership policy.

Policies and Procedures

To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.

The Company seeks to provide competitive compensation.  The Company compares its cash, equity and benefits-based compensation practices with those of other companies of similar size operating in similar geographic market areas.  The Compensation Committee considers various industry surveys including the American Bankers Association, the New York Bankers Association Compensation Report, the Pennsylvania Bankers Association, and the World at Work Compensation Survey to confirm the appropriateness of overall compensation levels and the components of compensation for executives.  The Compensation Committee utilizes multiple sources of data as well as engaging independent consultants from time to time for independent analysis and input regarding the Company’s compensation programs.

The Company encourages teamwork.  The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives.  While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.

The Company strives for fairness in the administration of compensation.  The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company.  Executives are informed of individual and Company-wide objectives.

Goal setting, performance review and aligning variable pay to performance.  Performance assessment involves the following:

1.           At the beginning of each fiscal year, the Company’s CEO distributes written performance goals and objectives as approved by the Compensation Committee and the full Board.
                      Performance goals include specific financial and operational objectives for the Company.

2.           All performance goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that progress is assessed on a continuing basis over the course of the year.

3.           At the end of the fiscal year, Company and individual performance is evaluated against the established goals.  These evaluations, as well as consideration of an individual’s position responsibilities, affect decisions on the individual’s base salary, cash incentive, and equity-based compensation.

Benchmarking Against Our Peer Group

Understanding our industry’s landscape is an essential element of establishing our program targets and making compensation decisions.  We regularly review competitive market data and compare executive pay and performance to market norms to ensure alignment.  In late 2011, the Compensation Committee engaged PM&P to determine a peer group of institutions in order to assess the Company’s programs and pay levels.  The Company evaluated its compensation against 25 publicly traded banks similar in regional location and asset size to the Company (the “Peer Group”).  The Peer Group consisted of the following companies: FirstMerit Corporation, Wintrust Financial Corporation, PrivateBancorp, Inc., Signature Bank, MB Financial, Inc., Citizens Republic Bancorp, Inc., F.N.B. Corporation, National Penn Bancshares, Inc., First Midwest Bancorp, Inc. Park National Corporation, Old National Bancorp., United Bankshares, Inc., First Financial Bancorp., First Commonwealth Financial Corporation, WesBanco, Inc., NBT Bancorp, Inc., Chemical Financial Corporation, Independent Bank Corp., 1st Source Corporation, First Merchants Corporation, S&T Bancorp, Inc., TowneBank, Union First Market Bankshares Corporation, First Busey Corporation, and Sandy Spring Bancorp, Inc.  The results of PM&P’s review found that overall the base salaries of the executives were below market when compared to the Peer Group.  The Compensation Committee used this Peer Group information to evaluate the 2011 base salaries and adjust 2012 base salaries for the named executives.  This Peer Group information was also used to evaluate Mr. Tryniski’s new employment agreement, which is discussed in the Renewal of CEO Employment Agreement section on page 25.

Overview of the Company’s Compensation Program

The Company’s business model is to offer financial products and services of a comprehensive and sophisticated nature while providing a level of customer service which exceeds the service quality delivered by larger regional and money-center organizations.  The delivery of those products and services, in ways that enhance shareholder value, requires that the Company attract key people, promote teamwork, and reward results.  To further these goals, the Company maintains the following compensation programs.

Cash-Based Compensation

Salary.  The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market.  Our objective is to pay salaries that are commensurate with market levels and recognize roles and each executive’s experience, performance and contributions to our success.

Management Incentive Plan.  In order to focus and reward our key management for achievement of our annual business objectives, we provide a portion of compensation that is tied to the Company’s performance.  Our management incentive plan covers our key management and officers and during 2012 approximately 29 percent of the Company’s employees participated in the MIP.  Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company.  For the named executives, their respective awards reflect a combination of the Company’s performance relative to corporate wide financial targets and their own performance as discussed on pages 25 to 26.

Equity-Based Compensation.  The Company uses equity-based compensation, including stock options and restricted stock, as a component of total compensation, to align the interests of management with those of the Shareholders.  The Board typically awards equity-based compensation on an annual basis, although grants are not guaranteed and are made at the discretion of the Compensation Committee.  Equity awards are targeted to reflect a percentage of salary which have been established for different organizational levels within the Company based on market practice and our desire to focus a meaningful portion of total compensation in long-term, stock based compensation.  Equity awards typically consist of a combination of time and performance vested restricted stock and stock options.  This portfolio approach helps achieve multiple objectives focused on (i) aligning value of grants with future performance (stock price and predefined performance goals), (ii) encouraging stock ownership, and (iii) providing retention incentives for our top talent.  Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company.  The Company has, on occasion, issued limited amounts of restricted stock to individuals to support specific business objectives, including rewarding performance in start-up and special assignments and recognizing extraordinary service in consummating acquisitions.  The Company utilizes both time and performance criteria in the vesting conditions for stock options and restricted shares to better correlate equity compensation with the long-term performance of the Company.

Benefits

All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace.  These benefits and related plans help ensure that the Company has a productive and focused workforce.  The Company utilizes a retirement and 401(k) savings plan to enable employees to plan and save for retirement.

The Company’s tax-qualified 401(k) employee stock ownership plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code.  The Company provided a matching contribution up to 4.5 percent of the contributing participant’s salary in 2012.

Compensation of the Named Executives

The compensation program for senior executives is built around the philosophy of targeting market-median compensation with incentive components that vary above or below market to reflect Company and individual performance.  The Company’s compensation program consists of three primary elements:

•	base salary;
•	annual bonus pursuant to the MIP; and
•	equity-based long-term incentives.

Consistent with the Company’s goal to emphasize performance-based and variable compensation, approximately 59 percent of Messrs. Tryniski’s, Kingsley’s, Donahue’s, Getman’s and Serbun’s 2012 compensation (base salary, annual bonus, and equity awards) is attributable to base salary and approximately 41 percent is attributable to performance-based incentive compensation (consisting of annual bonus and equity awards).

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive.  Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to vary from market-median practices to reflect individual performance and contributions.  Generally, the Compensation Committee starts the total compensation review for executives by reviewing any identified compensation trends and any recommendations with respect to the base salary of named executives.  The Committee recognizes that base salaries are the foundation for many other pay programs to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the MIP is a percentage of the executive’s base salary).  As a result, the Committee carefully considers the appropriate levels of base salaries to ensure proper pay mix and positioning.

Renewal of CEO Employment Agreement

The Compensation Committee reviewed and approved the renewal of a three year employment agreement with the Company’s President and CEO, Mark E. Tryniski, which became effective on January 1, 2012 and continues to December 31, 2014.  This agreement replaces the employment agreement which expired on December 31, 2011.  The terms of Mr. Tryniski’s new employment agreement are described on page 42.

In connection with reviewing Mr. Tryniski’s employment agreement, the Committee engaged the independent executive compensation firm of PM&P to conduct a competitive review of compensation for senior executives which included an assessment of Mr. Tryniski’s compensation compared to peers and a review of CEO pay and performance alignment.  PM&P’s review found that Mr. Tryniski’s base salary was significantly below market for the Peer Group (the Peer Group is set forth on page 23).  In addition, while the Company’s performance in terms of a three-year total shareholder return ranked second in the Peer Group, Mr. Tryniski’s total compensation ranked in the lower 35th percentile.  Following review of all considerations and the long term performance of the Company, the Committee approved an increase in Mr. Tryniski’s base salary to bring his target total compensation to approximately the 50th percentile in the Peer Group, effective as of January 1, 2012.

Incentive Payout pursuant to the Management Incentive Plan (MIP)

Annual incentives are intended to reward performance based on achievements relative to specified Company performance goals.  However, the Compensation Committee retains discretion to adjust awards based on factors related to the Committee’s assessment of the Company’s performance, management’s overall performance as a group, individual performance, and risk assessment.  The Compensation Committee also takes into account management’s performance in addressing unanticipated matters, general economic conditions and industry-specific factors, and other factors deemed relevant by the Committee.

A principal factor in the Compensation Committee’s evaluation of performance is a review of the achievement of the pre-determined annual corporate goals.  The goals are intended to focus management’s strategic priorities in the operation of the Company and are not intended to be the only element in the Committee’s determination of incentive bonuses.  Accordingly, the compensation of each executive officer is based in part on the assessment of the achievement of these corporate goals and in part on the subjective assessment of other factors the Compensation Committee determines relevant for performance during the year.

At the beginning of each fiscal year, the Compensation Committee establishes annual corporate performance goals.  Corporate goals are proposed by the President and CEO, reviewed and approved by the Committee and also approved by the Board of Directors on an annual basis.  The Committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance shareholder value.  Prior to approving payment of the incentive bonuses for 2012, the Committee evaluated the Company’s performance by assessing if, and the extent to which, the Company achieved or failed to achieve the corporate goals approved by the Board of Directors at the beginning of fiscal year 2012.  Based on its assessment of performance in achieving the pre-determined goals and other factors deemed to be relevant, the Committee determined that the Company’s performance was below target level by 12.5% resulting in awards for the 2012 year (paid in 2013) equivalent to 87.5% of the target amount.

The Company’s corporate goals for payments made under the 2012 MIP and the level at which the Compensation Committee determined they were achieved are as follows:

	Corporate Goal	Target Relative Weight	2012 Achievement
(1)	Improvement in earnings per share above prior year	25%	0%
(2)	Improvement in operating efficiency ratio	10%	150%
(3)	Achievement of financial opportunities in Marcellus Shale area	10%	50%
(4)	Level of success in integration of HSBC and First Niagara acquisitions	15%	150%
(5)	Achievement of retail banking goals including organic growth in loans and deposits	10%	150%
(6)	Improvement in commercial banking operating objectives including loan growth and related business deposits	10%	50%
(7)	Maintenance of asset quality metrics	10%	150%
(8)	Achievement of earnings goals for wealth management and benefit administration businesses	10%	100%
	Total Weighted Achievement Level	100%	87.5%

Please see the Summary Compensation Table presented on page 31 and related footnotes for more information regarding the amount received by each of the named executives under the MIP.

Equity-Based and Other Long-Term Incentive Compensation

The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of executive compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals.  Therefore, the Compensation Committee makes annual grants of equity-based awards to the named executives as presented on page 33 and other key employees which are designed to accomplish long-term objectives of the Company’s compensation program.

Each year the Compensation Committee determines equity-based awards which are granted under the Company’s 2004 Long-Term Incentive Compensation Program (the “2004 Incentive Plan”).  The Company structures its equity program to provide that the named executives receive 75 percent of their target equity compensation on an annual basis (the “annual equity awards”); half of which is in the form of time vested stock options and half in the form of time vested restricted stock.  The remaining 25 percent of the target award is granted in the form of long term performance stock awards with vesting of these awards contingent upon achieving specific long-term performance measures over a three year period (the “performance equity award”).

The annual equity awards are awarded each year based on a combination of the Company’s performance and individual performance determined by the Compensation Committee with the target level of such awards tied to the named executive’s base salary and responsibilities.  The annual equity awards vest pro rata over a five year period in order to encourage the executives to continue their service with the Company.  Please see the Grants of Plan-Based Awards table presented on page 33 and related footnotes for more information regarding the amount of stock options and restricted stock received by each of the named executives in connection with the annual equity awards.

With respect to the long-term performance equity award, the Compensation Committee established performance measures on which the vesting of the performance stock awards were based for the three-year period starting January 1, 2010 and ending December 31, 2012.  The performance measures for the performance equity award consist of: (i) achievement of total shareholder returns equivalent to the KBW Regional Bank Index and (ii) improvement in the Company’s consolidated return on equity to 9.6% by December 31, 2012.  The total shareholder return factor is weighted at 25% and the return on equity factor is weighted at 75%.  The Committee believes that use of these performance measures correlates to the performance of the Company’s core business and long-term sustainable growth.  Superior performance under these measures over the three-year measurement period will ultimately benefit Company shareholders through increased profits, dividends and share value.

The Committee has also established threshold, target and maximum levels of performance for each of the measures and determined that 50% of the target level long-term incentive award would vest for threshold level performance, 100% of long-term incentive award would vest for target level performance, and 200% of the target level long-term incentive award would vest for performance at or above the maximum level.

The following table shows the threshold, target and maximum performance levels for each of the performance measures under the long-term performance equity award.

Performance Levels Established by the Compensation Committee

	Performance Measure	Threshold	Target	Maximum

(i)	Total shareholder returns (25% weight)	50% of KBW Regional Bank Index	100% of KBW Regional Bank Index	150% of KBW Regional Bank Index

(ii)	Return on Equity (75% weight)	50% of Improvement	100% of Improvement	150% of Improvement

At the end of the three-year performance on December 31, 2012, the Compensation Committee determined that the achievement level under the performance measures for the long-term performance equity award met the maximum performance level and approved the vesting of the awards at that level.

The Company is precluded from backdating options or granting options retrospectively under its Long Term Incentive Compensation Program.  All grants to executive officers require the approval of the Compensation Committee.  The Company’s general practice is to grant options only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees with grants being made as of the date of hire.  The exercise price of the stock options is set at the market price of a share of the Company’s common stock on the New York Stock Exchange on the date of grant.

Please see the Summary Compensation Table and the Grants of Plan-Based Awards table presented on pages 31 to 33 and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the named executives.

Other Benefits

Although other personal benefits are not a key element of the Company’s compensation program, the Company’s named executives, along with certain other senior level executives, are provided a limited number of personal benefits whose purpose is to support those executives in their business functions.  The Company provides the following benefits to some, but not all, of the named executives, as quantified in the Summary Compensation Table.

•	local club memberships to enable executives to interact and foster relationships with customers and the local business community. Memberships do not exceed $10,000 for each named executive;

•	use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company’s market from Northeastern Pennsylvania to the Canadian border; and

•	term life insurance coverage in excess of limits generally available to employees.

Please see the Summary Compensation Table and accompanying narrative disclosures presented on pages 31 to 32 for more information on personal benefits the Company provides to the named executives.

Retirement and Other Benefits

The Company provides retirement benefits through a combination of a Retirement Plan and a 401(k) Plan for most of its regular employees, including the named executives.  The 401(k) Plan and the Retirement Plan are more fully described under the section entitled “Retirement Plan Benefits.”  The Retirement Plan is available to all of the Company’s employees after one year of service.

Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Retirement Plan due to Internal Revenue Code limitations.  The Company’s retirement plans are more fully described under the section entitled “Retirement Benefits.”

The Company offers the named executives and certain other senior level executives the opportunity to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”).  The named executives may elect to defer cash compensation into the Deferred Compensation Plan as described under the section entitled “Nonqualified Deferred Compensation Plan.”

The Company has entered into an employment agreement with each of the named executives.  These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the named executives.  The agreements, which also include change in control provisions, are more fully described under the section entitled “Employment Agreements.”  Such change in control provisions all contain a “double trigger,” providing benefits only upon an involuntary termination or constructive termination of the named executive in connection with a change in control and do not provide for any tax gross-ups payments upon a change in control event.

The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management.  In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan.  The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deduction available to public companies for compensation paid to each the CEO and the three other most highly compensated executive officers, not including the CFO.  Qualified performance-based compensation is excluded from the deduction limitation.  The Compensation Committee considers the implications of Section 162(m) in structuring and managing executive compensation and generally intends to maximize the tax deductibility of compensation, while it retains discretion to structure executive compensation in the best overall interests of the Company and award compensation that exceeds deductibility limitations if deemed appropriate.

Recent Developments

At their January 2012 meeting, the Compensation Committee proposed, and the Board approved, a clawback policy (the “Clawback Policy”) in advance of the adoption of the final rules under the Dodd–Frank Act.  The Clawback Policy provides for the recoupment of incentive-based compensation including cash and equity-based incentive compensation from any senior executive that the Board determines has engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results.  The Company has decided to adopt the Clawback Policy prior to any implementation of the final rules under the Dodd-Frank Act as a sound corporate practice and will revise the policy to comply with the final rules upon their adoption by the SEC.

At their September 2012 meeting, the Board adopted an anti-hedging policy.  The policy prohibits officers, directors and employees from engaging in transactions that would allow such officer, director or employee to continue to own the Company’s common stock but without the full risks and rewards of stock ownership.  When such transactions occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders, therefore, such hedging and monetization transactions are prohibited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Mark J. Bolus, Chair
Brian R. Ace
James W. Gibson, Jr.
Edward S. Mucenski

EXECUTIVE COMPENSATION DISCLOSURE TABLES

The following table summarizes the compensation of the named executive officers for the fiscal years end December 31, 2012, 2011 and 2010.  The named executives are the Company’s CEO, CFO, and the three other most highly compensated executive officers ranked by their total compensation in the table below.  The material terms of the employment, consulting and separation agreements with the named executives are set forth under the section entitled “Employment Agreements.”

SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2012, 2011 and 2010

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Mark E. Tryniski President, Chief Executive Officer and Director	2012	$620,000	$136,763	$138,279	$271,250	$578,229	$32,278	$1,776,799
	2011	$465,149	$96,034	$96,024	$328,820	$532,509	$31,152	$1,549,688
	2010	$454,230	$432,008	$96,562	$312,283	$142,562	$29,620	$1,467,265
Scott A. Kingsley Executive Vice President and Chief Financial Officer	2012	$375,000	$60,150	$60,828	$115,000	$178,100	$26,105	$815,183
	2011	$330,000	$43,311	$43,313	$170,000	$107,599	$25,608	$719,831
	2010	$320,003	$166,009	$37,106	$154,000	$79,383	$24,557	$781,058
Brian D. Donahue Executive Vice President and Chief Banking Officer	2012	$300,000	$48,120	$48,660	$97,000	$256,546	$23,563	$773,889
	2011	$270,000	$35,431	$35,435	$135,000	$173,385	$21,231	$670,482
	2010	$263,006	$136,438	$30,498	$126,600	$137,334	$19,444	$713,320
George J. Getman Executive Vice President and General Counsel	2012	$335,000	$53,732	$54,337	$108,600	$68,223	$15,305	$635,197
	2011	$325,000	$42,654	$42,651	$180,000	$58,127	$14,192	$662,624
	2010	$315,000	$163,418	$36,528	$151,600	$92,610	$14,093	$773,249
Joseph F. Serbun Senior Vice President and Chief Credit Officer	2012	$220,000	$22,045	$22,301	$52,125	$22,049	$35,249	$373,769

(1)
The amounts in this column reflect the aggregate grant date fair value of restricted stock awards issued in the applicable year pursuant to the Company’s 2004
Incentive Plan computed in accordance with FASB ASC Topic 718.  Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s
Annual Report on Form 10-K filed with the SEC on March 1, 2013.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock option awards in the applicable year pursuant to Community Bank System’s 2004
Incentive Plan computed in accordance with FASB ASC Topic 718.  These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options.  Assumptions used in the calculation of these amounts are included in footnote L to Community
Bank System’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K which was filed with the SEC on March 1, 2013.

(3)
For all named executives, the amounts shown in this column reflect amounts earned under the Company’s Management Incentive Plan, an annual cash award
plan based on performance and designed to provide incentives for employees.   Cash payments are typically paid in the subsequent year.  The awards for the 2012,
2011, and 2010 plan year (paid in 2013, 2012 and 2011) were approximately 87%, 141%, and 138%, respectively, of the target amount, subject to adjustment for individual performance.

(4)
The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the
Company’s Pension Plan and the named executive’s individual supplemental executive retirement agreement.  No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan.  All contributions to the Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by the Company.

(5)
The amounts in this column include: (a)  the reportable value of the personal use of Company-owned vehicles amounting to $11,320 for Mr. Tryniski; $5,387 for
Mr. Kingsley; $6,394 for Mr. Donahue; and $13,200 for Mr. Serbun; (b) the value of group term life insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Kingsley, Donahue, Getman, and Serbun received $966, $726, $2,799, $1,566, and $966, in 2012, respectively;
(c) the Company’s contributions to the 401(k) Employee Stock Ownership Plan, a defined contribution plan, amounting to $11,250 for Mr. Tryniski, Mr. Kingsley,
Mr. Donahue, Mr. Getman, and Mr. Serbun; and (d)  the Company’s payment for country and/or social club memberships amounting to $8,742 for Mr. Tryniski and Mr. Kingsley; $3,120 for Mr. Donahue; $2,489 for Mr. Getman; and $9,833 for Mr. Serbun.  The Company does not maintain any “split-dollar” arrangements for the named executive officers.

The following Grants of Plan-Based Awards table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2012.  All equity awards are made under the terms of Community Bank System, Inc.’s 2004 Incentive Plan and the non-equity awards are made under the terms of the Company’s MIP.  The MIP awards and the equity awards were subject to the satisfaction of 2012 performance objectives and were paid or granted in 2013.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of options awards	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)
Mark E. Tryniski		$0	$310,000	$503,750
	3/21/12					21,603 (2)	$28.78	$138,279
	3/21/12				4,752 (3)			$136,763
Scott A. Kingsley		$0	$131,250	$213,281
	3/21/12					9,503 (2)	$28.78	$60,828
	3/21/12				2,090 (3)			$60,150
Brian D. Donahue		$0	$105,000	$170,625
	3/21/12					7,602 (2)	$28.78	$48,660
	3/21/12				1,672 (3)			$48,120
George J. Getman		$0	$117,250	$190,531
	3/21/12					8,489 (2)	$28.78	$54,337
	3/21/12				1,867 (3)			$53,732
Joseph F. Serbun		$0	$55,000	$89,375
	3/21/12					3,484 (2)	$28.78	$22,301
	3/21/12				766 (3)			$22,045

(1)
The amounts in this column represent target awards under the MIP, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made.  The actual awards for the 2012 plan year (paid in 2013) were approximately 87% of the target amount set forth in this table due to the performance levels achieved for 2012 being below target by 13%.  The MIP awards could be increased for above targeted performance and reduced for less than targeted performance based upon the corporate goals described under the section entitled
“Incentive Payout pursuant to the Management Incentive Plan” and personal performance.  The MIP awards earned by the named executives in 2012 and paid in 2013 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
These amounts were determined based upon the satisfaction of the 2012 MIP performance objectives.

(2)
The stock options are granted pursuant to the 2004 Incentive Plan.  The options are subject to time vesting requirements.  The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on March 21, 2013, 2014, 2015, 2016, and 2017.  Upon
the named executive’s termination, the named executive generally has three months to exercise any vested options.  Except for employees retiring in good standing, all unvested options at the date of termination are forfeited.  For employees who retire in good standing, all unvested options will become vested as of the retirement date.  Such retirees may exercise the options before the expiration date.

(3)
The shares of restricted stock are granted pursuant to the 2004 Incentive Plan.  The restricted stock vests ratably over five years and are subject to forfeiture upon termination of employment for any reason.  For employees who retire in good standing, all unvested restricted stock will become vested as of the retirement date.  During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends.  Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

The following table summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Mark E. Tryniski	14,676 12,674 15,238 39,444 12,459 9,793 41,949 6,944 2,871 0	0 0 0 0 3,115 6,530 0 10,416 11,486 21,603	$24.15 $24.84 $23.74 $22.94 $18.09 $18.08 $17.82 $19.48 $27.36 $28.78	1/21/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018 1/29/2019 4/22/2019 1/20/2020 1/19/2021 3/21/2022	12,930	$353,765	0	$0
Scott A. Kingsley	15,000 10,139 12,444 16,555 5,228 3,754 2,668 1,295 0	0 0 0 0 1,308 2,503 4,003 5,181 9,503	$22.53 $24.84 $23.74 $22.94 $18.09 $18.08 $19.48 $27.36 $28.78	8/2/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018 1/29/2019 1/20/2020 1/19/2021 3/21/2022	5,447	$149,030	0	$0
Brian D. Donahue	9,078 10,139 11,682 14,084 4,428 3,089 14,978 2,193 1,059 0	0 0 0 0 1,107 2,060 0 3,290 4,239 7.602	$24.15 $24.84 $23.74 $22.94 $18.09 $18.08 $17.82 $19.48 $27.36 $28.78	1/21/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018 1/29/2019 4/22/2019 1/20/2020 1/19/2021 3/21/2022	4,435	$121,342	0	$0
George J. Getman	5,451 12,585 2,626 1,275 0	3,634 0 3,941 5,102 8,489	$18.08 $17.82 $19.48 $27.36 $28.78	1/29/2019 4/22/2019 1/20/2020 1/19/2021 3/21/2022	5,150	$140,904	0	$0
Joseph F. Serbun	1,429 922 519 0	953 1,385 2,080 3,484	$18.08 $19.48 $27.36 $28.78	1/29/2019 1/20/2020 1/19/2021 3/21/2022	1,908	$52,203	0	$0

(1)	Stock options and restricted stock are not transferable.

(2)
Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period, except for performance options which are subject to satisfaction of performance goals.  For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for options expiring on January 1, 2013, the final portion of the award vested on January 1, 2008).

(3)
Employee restricted stock generally vests in five equal installments over a five year period on either January 1 or March 1 of each year.  The restricted stock reflected in this column was granted on January 16, 2008, January 29, 2009, January 20, 2010, January 19, 2011 and March 21, 2012.

(4)	Based on the closing market value of the Company’s common stock on December 31, 2012 of $27.36 per share, as reported on the New York Stock Exchange for the last trading day of the year.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mark E. Tryniski	15,000	$152,313	23,561	$637,451
Scott A. Kingsley	17,606	$193,818	9,148	$247,573
Brian D. Donahue	10,298	$124,548	7,531	$203,821
George J. Getman	0	$0	8,599	$232,415
Joseph F. Serbun	0	$0	3,121	$84,323

(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.

RETIREMENT PLAN BENEFITS

The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements.  Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	10	$499,282	$0
	Supplement Executive Retirement Agreement	10	$1,490,803	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	8	$380,713	$0
	Supplement Executive Retirement Agreement	8	$209,140	$0
Brian D. Donahue	Community Bank System, Inc. Pension Plan	21	$885,005	$0
	Supplement Executive Retirement Agreement	21	$280,959	$0
George J. Getman	Community Bank System, Inc. Pension Plan	5	$155,912	$0
	Supplement Executive Retirement Agreement	5	$140,481	$0
Joseph F. Serbun	Community Bank System, Inc. Pension Plan	5	$64,892	$0

Pension Plan

The named executives participate in the Company’s Pension Plan, as do the other salaried employees.  The majority of current plan participants’ benefits are calculated under a cash balance formula.  The Pension Plan is a tax-qualified defined benefit pension plan.  In 2004, the Company transitioned to a cash balance formula for participants in the Pension Plan rather than a traditional defined benefits formula.  Under the traditional formula, eligible participants generally accrue benefits based on the participant’s years of service and the participant’s average annual compensation for the highest consecutive five years of plan participation.  Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.

Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance.  Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year.  Service credits accrue at a rate between 5 percent and 6.10 percent, based on the participant’s age and date of participation.  Beginning March 1, 2010, cash balance plan participants will have their pension benefits accruing under a new plan design called WRAP (“Worker Retirement Accumulation Plan”).  Under this amended plan design, service credits will be earned as described above under the pre-amendment plan formula.  Interest credits will no longer be contributed to the cash balance plan but instead will be contributed to each participants account in the Company’s 401(k) Employee Stock Ownership Plan.  Interest rates will be determined each year and will not be less than the yield on the 30-year Treasury Notes as of November of the prior year, nor more than 6%.  Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.

Supplemental Retirement Agreements

In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  Messrs. Tryniski, Kingsley, Donahue and Getman have entered into SERP agreements providing such post-retirement benefits.

Mark E. Tryniski.  Under Mr. Tryniski’s SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of (i) 3%, times (ii) Mr. Tryniski’s years of service up to a maximum of 20 years, times (iii) his final average compensation.  The SERP benefit is then reduced by Mr. Tryniski’s other company-provided retirement benefits. If Mr. Tryniski’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Tryniski resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Tryniski as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change of control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.

Scott A. Kingsley.  Under Mr. Kingsley’s SERP, the Company has agreed to provide Mr. Kingsley with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Kingsley’s years of service up to a maximum of 20 years, times (iii) his final average compensation.  This benefit is then reduced by other retirement benefits provided to Mr. Kingsley under Community Bank System’s Pension Plan.  Mr. Kingsley will be entitled to the foregoing SERP benefit (i.e., will become “vested”) only upon his satisfactory, continuous and full time service in a senior executive capacity through March 31, 2014.  If Mr. Kingsley fails to meet the vesting requirements, he will be entitled to benefits which are generally equal to the excess (if any) of (x) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (I) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (II) Internal Revenue Code Section 415 is disregarded, minus (y) the annual benefit actually payable to him pursuant to the Pension Plan.  If Mr. Kingsley’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Kingsley resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Kingsley as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change of control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Kingsley’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Kingsley elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Kingsley’s life.

[Brian D. Donahue.  Under the SERP agreements for Mr. Donahue, the Company shall pay the employee an annual supplemental retirement benefit generally equal to the excess (if any) of (i) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (a) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to him pursuant to the Pension Plan.  The SERP benefit is payable beginning on the first day of the seventh month that follows the later of the employee’s cessation of employment with the Company or his attainment of age 55.  Unless the executive elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.  The SERP agreements for Mr. Donahue do not contain change in control provisions.]

George J. Getman.  Under the SERP agreements for Mr. Getman, the Company shall pay the employee an annual supplemental retirement benefit generally equal to the excess (if any) of (i) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (a) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to him pursuant to the Pension Plan.  The SERP benefit is payable beginning on the first day of the seventh month that follows the later of the employee’s cessation of employment with the Company or his attainment of age 55.  Unless the executive elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.  The SERP agreements for Mr. Getman do not contain change in control provisions.

Nonqualified Deferred Compensation Plan

The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of the Company.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$27,000	$0	$35,795	$0	$172,353
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$21,600	$0	$35,562	$0	$146,838
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$18,375	$0	$3,052	$0	$41,218
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$25,875	$0	$10,355	$0	$55,645
Joseph F. Serbun	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$0	$0	$0

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table.

Potential Payment on Termination or Change in Control

The Company has entered into employment agreements that provide severance benefits to the named executives.  Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control.  The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements under the section entitled “Employment Agreements.”  Payments under the employment agreement may be made in a lump sum or in installments.  In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2012 termination date.

Name	Expected Post- Termination Payments ($)	Incremental pension benefit (present value) ($) (1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration of Equity Awards ($) (2)	Total Termination Benefits ($) (3)
Mark E. Tryniski
• Death	$155,000	$0	$0	$525,318	$680,318
• Disability	310,000	0	0	525,318	835,318
• Involuntary termination without cause	2,268,770	0	0	525,318	2,794,088
• Involuntary or good reason termination after CIC	2,846,460	1,014,214	38,145	525,318	4,424137
Scott A. Kingsley
• Death	$93,750	$0	$0	$215,927	$309,677
• Disability	187,500	0	0	215,927	403,427
• Involuntary termination without cause	953,750	0	0	215,927	1,169,677
• Involuntary or good reason termination after CIC	1,635,000	564,537	38,919	215,927	2,454,383
Brian D. Donahue
• Death	$75,000	$0	$0	$176,646	$251,646
• Disability	150,000	0	0	176,646	326,646
• Involuntary termination without cause	440,000	0	0	176,646	616,646
• Involuntary or good reason termination after CIC	1,320,000	0	39,472	176,646	1,536,118
George J. Getman
• Death	$83,750	$0	$0	$205,683	$289,433
• Disability	167,500	0	0	205,683	373,183
• Involuntary termination without cause	894,250	0	0	205,683	1,099,933
• Involuntary or good reason termination after CIC	1,533,000	61,974	38,948	205,683	1,839,605
Joseph F. Serbun
• Death	$55,000	$0	$0	$71,961	$126,961
• Disability	110,000	0	0	71,961	181,961
• Involuntary Termination without cause	291,500	0	0	71,961	363,461
• Involuntary or good reason termination after CIC	728,750	50,077	38,854	71,961	889,642

(1)
The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s Pension Plan.
There would be no additional benefits accrued under the individual supplemental executive retirement agreements except for Mr. Tryniski’s and
Mr. Kingsley’s agreements.

(2)
The amounts set forth in this column reflect the value (based on the closing market price of the Company’s common stock on December 30, 2012 of $27.36 per share) of any unvested shares of restricted stock that would become vested upon termination and any unvested stock options that would become vested upon termination.

(3)	The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.

Employment Agreements

The Company has entered into Employment Agreements with each of the named executives as summarized below.  The Employment Agreements provide for payments agreement, as set forth in the chart above, upon termination in certain situations where the executive is terminated prior to the expiration of the employee agreement.

Mark E. Tryniski.  The Company has an employment agreement with Mr. Tryniski that provides for his employment as the President and Chief Executive Officer of the Company and the Bank during the period from January 1, 2012 to December 31, 2014.  During the term of the Agreement, the Company shall pay a base salary at an annual rate of $620,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Tryniski will be eligible to receive annual incentive compensation under the terms of the Company’s MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability.  The agreement provides for severance pay in the event of a termination by the Company for reasons other than cause, death, or disability, or termination by Mr. Tryniski for “good reason” in certain situations (as defined in the employment agreement), equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Tryniski through the unexpired term of his employment agreement.  Mr. Tryniski is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

Scott A. Kingsley.  The Company has an employment agreement with Mr. Kingsley that provides for his continued employment from January 1, 2011 to December 31, 2013.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $330,000, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Kingsley will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Kingsley through the unexpired term of his employment.  Mr. Kingsley is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

Brian D. Donahue.  [The Company has an employment agreement with Mr. Donahue that provides for his continued employment from January 1, 2013 to December 31, 2015.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $325,050, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Donahue will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Donahue’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Donahue through the unexpired term of his employment.  Mr. Donahue is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Donahue’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.]

George J. Getman.  The Company has an employment agreement with Mr. Getman that provides for his continued employment from January 1, 2011 to December 31, 2013.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $325,000, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Getman will be eligible to receive annual incentive compensation under the terms of the Company’s MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Getman’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Getman’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Getman through the unexpired term of his employment.  Mr. Getman is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Getman’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

Joseph F. Serbun.  The Company has an employment agreement with Mr. Serbun that provides for his continued employment from January 1, 2013 to December 31, 2015.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $235,000, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Serbun will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Serbun’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) one year of Mr. Serbun’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Serbun through the unexpired term of his employment.  Mr. Serbun is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Serbun’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Serbun voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to 2.5 times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print to any Shareholder who requests it, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank.  The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process.  PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2012, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).  The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.

The Audit Committee is currently comprised of five directors, each of whom the Board has determined to be independent as independence for audit committee members is defined by the Sarbanes-Oxley Act and the NYSE Rules.  In addition, each member of the Committee is financially literate and four of the Committee’s members meet the NYSE standard of having “accounting or related financial management expertise.”  In addition, the Board has determined that James W. Gibson, Jr., Edward S. Mucenski, and James A. Wilson are each qualified as an “audit committee financial expert” as defined by the SEC Rules.

In discharging its oversight responsibilities, the Committee has reviewed and discussed the Company’s 2012 audited consolidated financial statements with management of the Company and its independent registered public accounting firm and has discussed with its independent registered public accounting firm all matters required by generally accepted auditing standards, as required by the standards of PCAOB, including the matters described in Audit Standard No. 16 Communications with Audit Committees, as adopted by the PCAOB.

The Committee has also received the written disclosures and letter from the Company’s independent registered public accounting firm as required by applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm its independence.  In concluding that the independent registered public accounting firm is independent, the Committee considered, among other factors, the non-audit services provided by the independent registered public accounting firm as described in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

James A. Wilson, Chair
Edward S. Mucenski
James W. Gibson, Jr.
John Parente
John F. Whipple, Jr.

ITEM TWO:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

What are shareholders being asked to approve?

Pursuant to SEC rules, we are asking you to approve the compensation of our named executives as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through a non-binding advisory vote on the following resolution:

“Resolved, that the Shareholders approve the compensation of our named executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this Proxy Statement.”

For the year ended December 31, 2012, the Company produced very favorable operating results, including full year earnings of $77.1 million in 2012, an increase of 5.4% over the prior year.  Total shareholder returns were 17.8% for 3 years and 2.3% for 1 year as noted in the executive summary of the Compensation Discussion and Analysis section beginning on page 19.  Improved net interest income and non-interest income, disciplined management of operating expenses, and solid and favorable asset quality contributed to these strong results in 2012. The Company also posted solid return on assets and return on equity metrics, again achieving above-peer outcomes.  Other 2012 milestones included the successful acquisition and integration of 16 HSBC Bank branches and three First Niagara Bank branches in our core Upstate New York markets adding approximately $160 million of loans and $800 million of deposits.  In September, the Company increased its quarterly cash dividend to Shareholders by 3.8%, to $.0.27 per share, marking the twentieth (20th) consecutive year of annual increases.  The Company’s Compensation Committee considered these performance factors and approved 2012 compensation decisions reflective of the Company’s strong operating performance in fiscal 2012.

The vote on this proposal is advisory and non-binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  Last year, at the Annual Meeting of Shareholders held in May 2012, the Shareholders approved the Say-on-Pay proposal with over 95% of the votes cast voting in favor of our executive compensation programs.

Board Recommendation

The Board recommends a vote “FOR” this Item No. 2 to approve the named executives’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information contained in this Proxy Statement.  Proxies solicited by the Board will be voted in favor of Item No. 2 unless Shareholders specify otherwise.

ITEM THREE: APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 75,000,000

The Company’s Shareholders are being asked to consider and approve an amendment to our Certificate of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 shares to 75,000,000 shares.  On February 20, 2013, the Board adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of the Shareholders at the Annual Meeting.  Our Board believes that the number of authorized but unissued shares of common stock is not adequate to enable us, as the need may arise, to take advantage of market conditions and favorable opportunities involving the issuance of our common stock without the delay and expense associated with the holding of a special meeting of our Shareholders.  The availability of additional authorized shares will provide us with the flexibility in the future to issue shares of our common stock for corporate purposes such as acquisitions, raising additional capital to support growth and regulatory capital requirements, paying stock dividends, effecting stock splits, providing equity-based incentives under the Company’s Shareholder approved long-term incentive plan, and other general corporate purposes.

The proposed amendment would delete Article 4(a) of the Certificate of Incorporation and replace it with the following:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy Five Million Five Hundred Thousand (75,500,000), of which Seventy Five Million (75,000,000) shares of the par value of One Dollar ($1.00) per share, amounting in the aggregate to Seventy Five Million Dollars ($75,000,000.00), shall be Common Stock, and Five Hundred Thousand (500,000) shares of the par value of One Dollar ($1.00) per share, amounting in the aggregate to Five Hundred Thousand Dollars ($500,000.00), shall be Preferred Stock.

The Board has determined that the proposed amendment is in the best interests of the Company and its Shareholders and unanimously recommends approval by the Shareholders.  If the proposed amendment is approved by Shareholders, it will become effective upon filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, in substantially the form attached hereto as Appendix A.  If the proposed amendment is adopted, the Board intends to cause the Certificate of Amendment to be filed as soon as practicable.

As of February 28, 2013, 39,715,366 shares of our common stock were issued and outstanding, and after taking into account shares underlying stock options and the reservation of shares for issuance under our equity-based compensation plans, approximately 6,265,730 of the 50,000,000 shares authorized in our Certificate of Incorporation remained available for issuance.

Purpose of the Amendment

The Company’s Certificate of Incorporation currently authorizes the issuance of up to 50,000,000 shares of common stock and 500,000 shares of preferred stock.  The proposed amendment would increase the total authorized shares of common stock from 50,000,000 shares to 75,000,000 shares.  The proposed amendment will not, if adopted, result in an increase in the number of authorized shares of preferred stock.  The principal purpose of the proposed amendment is to provide the Company with the flexibility to issue additional shares of common stock for various corporate purposes outlined above.  The Board believes the proposed amendment is advisable in order to maintain flexibility in today’s competitive and changing environment.  The availability of additional shares of common stock is particularly important in the event that the Board determines to effect any of the foregoing actions on an expedited basis and therefore needs to avoid the time and expense of seeking Shareholder approval through a special Shareholders meeting in connection with the contemplated action.  As of the date of this Proxy Statement, we have no arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal.  However, the Board reviews and evaluates potential transactions, capital raising activities, and other corporate actions on an ongoing basis to determine if such actions, and the issuance of additional shares, would be in the best interests of the Company and our Shareholders.

Authorized but unissued shares of our common stock may be issued from time to time upon authorization by our Board, at such times, to such persons and for such consideration as the Board may determine in its discretion and generally without further approval by the Shareholders, except as may be required for a particular transaction by applicable law, regulation or New York Stock Exchange rules.

Possible Effects of the Proposed Amendment

Upon issuance, the additional shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock.  The authorization of the additional shares would not, by itself, have any effect on the rights of our Shareholders.  However, holders of our common stock have no preemptive rights to acquire additional shares of common stock and thus the issuance of additional shares for corporate purposes other than a stock split or stock dividend would have a dilutive effect on the ownership and voting rights of the Shareholders at the time of issuance.  As is true for shares presently authorized but unissued, the future issuance of common stock authorized by the proposed amendment may, among other things, decrease existing Shareholders’ percentage equity ownership and, depending on the price at which they are issued, could have a negative effect on the market price of the common stock.

Increasing the number of authorized shares of common stock could adversely affect the ability of third parties to take over or change the control of the Company.  It is possible that an increase in authorized shares could render such an acquisition more difficult under certain circumstances or discourage an attempt by a third party to obtain control of us by making possible the issuance of shares that would dilute the share ownership of a person attempting to obtain control or otherwise make it difficult to obtain any required shareholder approval for a proposed transaction for control.  For example, without further Shareholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would not oppose a takeover or favor the current Board.  Although the Board is not aware of any attempts to take control of the Company and has not presented this Item 3 with the intent that it be utilized as an anti-takeover device, Shareholders should be aware that approval of this Item 3 could facilitate future attempts by the Company to oppose a change in control and perpetuate the current management.

The Company could also use the additional shares of common stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although we have no immediate plans to do so.  We cannot provide assurances that any such transaction will be consummated on favorable terms or at all, that such transactions will enhance Shareholder value or that the transactions will not adversely affect our business or the trading price of the common stock.  Any such transactions may require the Company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

Vote Required

The approval to amend the Certificate of Incorporation to increase the number of authorizes shares of our common stock from 50,000,00 shares to 75,000,000 shares must be approved by the affirmative vote of at least a majority of the shares of our common stock that are outstanding and entitled to vote on the proposal.  Abstentions and broker non-votes, if any, will have the same effect as a vote against the proposal.

Board Recommendation

The Board recommends that Shareholders vote “FOR” this Item No. 3 to amend the Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 75,000,000.  Proxies solicited by the Board will be voted in favor of Item No. 3 unless Shareholders specify otherwise.

ITEM FOUR:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended December 31, 2012, the firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was retained by the Audit Committee of the Board to perform the annual integrated audit of the consolidated financial statements and internal controls over financial reporting of the Company and its subsidiaries.  The Audit Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”

Following a review and assessment of the auditor’s performance, independence, fees and other factors, the Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.  PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1991.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice.  If the Shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.

Vote Required

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Board Recommendation

The Board recommends that Shareholders vote “FOR” this Item No. 4 to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.  Proxies solicited by the Board will be voted in favor of Item No. 4 unless Shareholders specify otherwise.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2011 and 2012.

	2011	2012
Audit Fees (1)	$957,252	$778,529
Audit Related Fees (2)	46,750	43,000
Tax Fees (3)	68,450	61,350
All Other Fees (4)	3,888	3,888

(1)
Includes fees incurred in connection with the audits of Community Bank System, Inc. and its subsidiaries Hand Benefit and Trust, and Hand Securities, Inc. (for 2011 only), as well as $236,800 in 2011 related to the acquisition of Wilber, $154,202 in 2011 related to the conversion of the Bank’s core banking system and $101,400 in 2012 related to the acquisition of the HSBC and First Niagara branches.

(2)
Includes fees related to the Uniform Single Attestation Program for Mortgage Bankers, agreed upon procedures related to the Transitional Assessment Reconciliation (Form SIPC-7T) of the Securities Investor Protection Corporation (for 2011 only), HUD Chapter 7 Compliance Attestation, and agreed upon procedures with HUD REAC.

(3)
Includes tax preparation and compliance fees of and $35,000 for 2012 and 2011  and fees incurred in connection with tax consultation related to acquisitions, tax planning, and other matters of $26,350 and $33,450 for 2012 and 2011, respectively.

(4)	Represents subscription fees to Comperio, a PricewaterhouseCoopers LLP trademarked product.

Pursuant to the Audit Committee Charter, the Company is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law.  In accordance with this pre-approval policy, the Audit Committee pre-approved all audit and non-audit services for fiscal 2011 and fiscal 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based solely on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended December 31, 2012, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2012.

SHAREHOLDER PROPOSALS

If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC for Shareholder proposals.  Shareholder proposals seeking inclusion in the proxy statement for the Company’s 2014 Annual Meeting of Shareholders will not be deemed to be timely submitted pursuant to Rule 14a-8 unless they are received by the Company at its principal executive offices no later than December 1, 2013.

The Company’s Bylaws establish an advance notice procedure with regard to any proposal that is not submitted for inclusion in proxy statement, but is instead sought to be presented directly at the 2014 Annual Meeting.  Written notice of such Shareholder proposal for the 2014 Annual Meeting must be received by the Secretary of the Company no later than March 24, 2014 in order to be considered timely, and must contain the information set forth in the Bylaws.  These advance notice provisions are in addition to, and separate from, the requirements that a Shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.  A proxy granted by a Shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the advance notice Bylaw provisions, subject to applicable rules of the SEC.

Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company at our principal executive offices.  Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

OTHER MATTERS

The Board of the Company is not aware of any other matters that may come before the Meeting.  However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date:  April [ ], 2013

By Order of the Board of Directors

Danielle M. Cima
Secretary

Appendix A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
COMMUNITY BANK SYSTEM, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Community Bank System, Inc., a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The following amendment to the Corporation’s Certificate of Incorporation was duly approved and adopted by the Corporation’s Board of Directors and Shareholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

Article 4(a) of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

(a)           The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy Five Million Five Hundred Thousand (75,500,000), of which Seventy Five Million (75,000,000) shares of the par value of One Dollar ($1.00) per share, amounting in the aggregate to Seventy Five Million Dollars ($75,000,000.00), shall be Common Stock, and Five Hundred Thousand (500,000) shares of the par value of One Dollar ($1.00) per share, amounting in the aggregate to Five Hundred Thousand Dollars ($500,000.00), shall be Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this __ day of ______, 2013 by the undersigned, who was duly authorized, and the signature of the undersigned shall constitute the affirmation and the acknowledgement of the undersigned, under penalties of perjury, that this Certificate of Amendment is the act and deed of the Corporation, and that the facts stated herein are true.

COMMUNITY BANK SYSTEM, INC.

By:_______________________________
Mark E. Tryniski
President and CEO

ATTEST:

By:__________________________
Danielle M. Cima, Secretary

Community
BANK SYSTEM, INC.

The Directors and Officers of
COMMUNITY BANK SYSTEM, INC.
extend a cordial invitation for you to
join them for refreshments at The Riveredge Resort
17 Holland Street, Alexandria Bay, New York 13607
at 12:00 Noon immediately prior to the
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 8, 2013

Nicholas A. DiCerbo
Chairman

Mark E. Tryniski
President & CEO

PROXY

COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway
Dewitt, New York 13214-1883

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian M. Fancher and Danielle M. Cima, proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the items on the reverse side and at the discretion of said proxies on such other matters as may properly come before the meeting, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 8, 2013 or any adjournment thereof.

(Continued, and to be marked, signed and dated on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

COMMUNITY BANK SYSTEM, INC.

May 8, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Please have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://ir.communitybanksystem.com/docs.aspx?iid=100185

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20533030000000001000 0 050813

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Mark J. Bolus
- ○ Nicholas A. DiCerbo
- ○ James A. Gabriel
- ○ Edward S. Mucenski
- ○ Brian R. Wright

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Advisory vote on executive compensation.	☐	☐	☐
3. Approve the proposed amendment to the Certificate of Incorporation to increase the total number of authorized shares of common stock to 75,000,000.	☐	☐	☐
4. Ratify the appointment of PricewaterhouseCoopers LLP as independent auditor for 2013.	☐	☐	☐

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4.

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.